Agree Realty Corporation Reports Operating Results for the First Quarter 2012

FARMINGTON HILLS, Mich., April 26, 2012 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2012.

FIRST Quarter 2012 Highlights:

  Raised $35.1 million in gross proceeds from secondary common equity offering in 2012
  Acquired three net leased properties for $6 million in the auto parts, auto service and financial institution retail sectors
  Announced development in Rancho Cordova, CA in the pharmacy sector
  Completed Landlord's work on McDonald's relocation project in Southfield, MI
  $0.40 per share quarterly dividend paid April 10, 2012

First quarter funds from operations (FFO) was $5,507,000 compared with FFO in the first quarter of 2011 of $6,317,000. FFO per diluted share for the first quarter of 2012 was $0.50 compared with $0.63 for the first quarter of 2011. FFO and FFO per share decreased due to an increase in the weighted average shares outstanding as the result of the common share offering in January 2012, the disposition of various non-core properties, and the impact of the Borders bankruptcy in February 2011. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.

Net income for the first quarter of 2012 was $4,742,000, or $0.43 per diluted share, compared to net income for the first quarter of 2011 of $4,700,000, or $.47 per share. Total revenues were $9,193,000, compared with total revenues of $9,209,000 in the first quarter of 2011.

"We are pleased with our quarterly results, including our recently completed follow-on equity offering which further bolstered the Company's strong balance sheet," said Joey Agree, President and Chief Operating Officer. "This additional capital will further enable the Company to execute on our growing development and acquisition pipeline, which currently consists of approximately $60,000,000 of net lease opportunities in 11 states and 6 retail sectors," said Joey Agree, President and Chief Operating Officer.

Capital Markets/Balance Sheet

In the first quarter of 2012, the Company completed an underwritten public offering of a total of 1,495,000 shares of common stock, including the exercise of the underwriter's over-allotment option, resulting in gross proceeds to the Company of approximately $35,100,000. The proceeds were used to reduce amounts outstanding under the Company's credit facility and for general corporate purposes.

The Company's debt to total market capitalization was approximately 24% as of March 31, 2012, compared to approximately 32% as of December 31, 2011. The strengthening of the balance sheet resulted primarily from the impact of the follow-on equity offering and the reduction in debt due to the consensual deed-in-lieu of foreclosure process relative to four former Borders properties.

Dividend

The Company paid a cash dividend of $0.40 per share on April 10, 2012 to shareholders of record on March 30, 2012. The dividend is equivalent to an annualized dividend of $1.60 per share and represents a payout ratio of 80% of FFO for the quarter.

Portfolio

At March 31, 2012, the Company's total assets were $291,583,000 and its portfolio consisted of 85 properties located in 21 states with a total of 3.4 million square feet of gross leasable space. The portfolio was 96% leased at the end of the quarter.

The Company's construction in progress balance totaled approximately $5,489,000 at March 31, 2012.

Acquisitions

The Company acquired three retail properties during the first quarter for approximately $6 million. The three properties acquired are single tenant buildings net leased to National Tire & Battery ("NTB"), JPMorgan Chase Bank and Advance Auto Parts.

Dispositions

The Company conveyed the former Borders properties in Columbia, Maryland, Germantown, Maryland, Oklahoma City, Oklahoma and Omaha, Nebraska, which were subject to non-recourse mortgage loans in default, to the lender pursuant to a consensual deed-in-lieu-of-foreclosure process during March, 2012 that satisfied the loan of approximately $9.2 million. The Company sold the former Borders office location in Ann Arbor, Michigan for net proceeds of approximately $640,000 in March 2012.

Development Activity

In March 2012, the Company closed on a land parcel in Rancho Cordova, California to be developed for an industry leader in the pharmacy sector. Construction is expected to be completed in the first quarter of 2013.

In addition, the Company has completed landlord's work in Southfield, Michigan and turned the site over to McDonald's. Tenant's construction is expected to be completed by the third quarter of 2012.

Major Tenants

The following is a breakdown of base rents in effect at March 31, 2012 for each of the Company's major tenants:

Major Tenants (A)	Annualized Base Rent	Percent of Total Base Rent

Walgreen (31)	$ 11,495,499	34%
Kmart (12)	3,847,911	11
CVS Caremark (6)	2,463,490	7
Total	$ 17,806,900	52%

(A) Kmart exercised options to extend the lease expiration date from September 30, 2012 to September 2014 for two leases amounting to 142,700 square feet.

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at March 31, 2012 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$ 29,623,162	87%
Regional	2,895,990	9
Local	1,401,577	4
Total	$ 33,920,729	100%

Lease Expirations

The following table, as of March 31, 2012, sets forth lease expirations for the next 10 years for the Company's freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2012	7	20,536.6%		$ 161,123.5%
2013	24	395,704	12.1%	1,868,100	5.5%
2014	24	381,560	11.6%	1,820,680	5.4%
2015	29	800,095	24.4%	3,946,107	11.6%
2016	15	93,619	2.9%	706,276	2.1%
2017	11	89,369	2.7%	1,520,810	4.5%
2018	8	98,491	3.0%	1,545,574	4.6%
2019	7	85,170	2.6%	1,809,379	5.3%
2020	5	126,991	3.9%	1,510,378	4.5%
2021	7	158,699	4.8%	1,951,200	5.8%
Thereafter	52	1,032,996	31.4%	17,081,102	50.2%
Total	189	3,283,230		$33,920,729

Outstanding Shares and Operating Partnership Units

For the three months ended March 31, 2012, the Company's fully diluted weighted average shares outstanding were 10,754,822. The basic weighted average shares outstanding for the three months ended March 31, 2012 were 10,722,457.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of March 31, 2012, there were 347,619 operating partnership units outstanding and the Company held a 97.05% interest.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the ownership, development, acquisition and management of single tenant retail properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 85 properties, located in 21 states and containing approximately 3.4 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2011. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,

	2012	2011
Revenues:
Minimum rents	$ 8,480	$ 8,027
Percentage rent	15	16
Operating cost reimbursements	681	733
Development fee income	-	411
Other income	17	22
Total Revenues	9,193	9,209
Expenses:
Real estate taxes	606	578
Property operating expenses	428	421
Land lease payments	181	178
General and administration	1,408	1,442
Depreciation and amortization	1,665	1,473
Interest expense	1,136	1,009
Total Expenses	5,424	5,101
Income Before Discontinued Operations	3,769	4,108
Gain on sale of asset from discontinued operations	908	-
Income from discontinued operations	65	592
Net Income	4,742	4,700
Net Income attributable to non-controlling interest	146	160
Net income Attributable to Agree Realty Corporation	4,596	4,540
Other Comprehensive Income, Net of $2 and $4 Attributable to Non-Controlling Interest	51	118
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 4,647	$ 4,658

Basic Earnings Per Share
Continuing operations	$ .34	$ .41
Discontinued operations	$ .09	$ .06
	$ .43	$ .47
Dilutive Earnings Per Share
Continuing operations	$ .34	$ .41
Discontinued operations	$ .09	$ .06
	$ .43	$ .47

Weighted Average Number of Common Shares Outstanding – Basic	10,722	9,619
Weighted Average Number of Common Shares Outstanding – Dilutive	10,755	9,648

Agree Realty Corporation Funds from Operations (in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,

	2012	2011
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 4,742	$ 4,700
Depreciation of real estate assets	1,434	1,488
Amortization of leasing costs	25	25
Amortization of lease intangibles	214	104
Gain on sale of assets	(908)	-
Funds from Operations	$ 5,507	$ 6,317

Funds from Operations Per Share – Dilutive	$ 0.50	$ 0.63
Weighted average number of shares and OP units outstanding - dilutive	11,102	9,996
Supplemental Information:
Straight-line rental income	$ 135	$ 35
Stock-based compensation expense	412	359
Deferred revenue recognition	116	172
Scheduled principal repayments	740	1,048

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT has recently clarified the computation of FFO to exclude impairment charges on depreciable property. Management has restated FFO for prior periods presented accordingly. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)

	March 31, 2012	December 31 2011
Assets
Land	$106,942	$108,673
Buildings	225,680	229,821
Accumulated depreciation	(67,556)	(68,590)
Property under development	5,489	1,580
Cash and cash equivalents	465	2,003
Accounts receivable	604	802
Deferred costs, net of amortization	18,712	18,692
Other assets	1,247	963
Total Assets	$291,583	$293,944

Liabilities
Mortgages payable	$52,940	$62,854
Notes payable	30,385	56,444
Deferred revenue	2,278	2,394
Dividends and distributions payable	4,697	4,071
Other liabilities	3,523	5,957
Total Liabilities	$93,823	$131,720

Stockholders' Equity
Common stock (11,435,514 and 9,851,914 shares)	1	1
Additional paid-in capital	216,524	181,070
Deficit	(20,897)	(20,919)
Accumulated other comprehensive income (loss)	(555)	(607)
Non-controlling interest	2,687	2,679
Total Stockholders' Equity	197,760	162,224
	$291,583	$293,944

CONTACT: Alan D. Maximiuk, Chief Financial Officer, +1-248-737-4190